Exhibit 99.1
TIME WARNER INC. REPORTS THIRD-QUARTER 2008 RESULTS
NEW YORK, November 5, 2008 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended
September 30, 2008.
Chief Executive Officer Jeff Bewkes said: “The quarter’s solid earnings and superior free cash flow show the resilience of our businesses – in spite of the challenging economic environment – reflecting both our diversified revenue streams and our ability to make compelling branded content consistently. Importantly, our balance sheet remains very strong in terms of liquidity and capacity.  And we’ve continued to make progress on our structural objectives, including our separation of Time Warner Cable, that will move us closer to our goal of becoming the industry’s leading pure content company.”
Company Results
In the quarter, Revenues were essentially flat compared to the same period in 2007 at $11.7 billion, with increases at the Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization rose 9% to $3.5 billion. Growth at the Networks, Cable and Filmed Entertainment segments more than offset declines at the Publishing and AOL segments. Operating Income was up 10% to $2.3 billion.
For the first nine months, Cash Provided by Operations was $8.1 billion, and Free Cash Flow totaled $5.0 billion (representing a 51% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of September 30, 2008, Net Debt was $33.6 billion, down $2.0 billion from $35.6 billion at the end of 2007, due primarily to the generation of Free Cash Flow, offset in part by acquisitions.
Diluted Income per Common Share from Continuing Operations was $0.30 for the three months ended September 30, 2008, compared to $0.24 in last year’s third quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to decrease the current year quarter’s results by $0.01 per diluted common share and had no meaningful impact on the prior year quarter’s results.

Segment Performances
Presentation of Financial Information
The schedule below reflects Time Warner’s financial performance for the three and nine months ended September 30, by line of business (millions).
In the presentation of financial information in this release, Adjusted Operating Income (Loss) before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income includes these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) before Depreciation and Amortization and the reconciliations of Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) in this release for details.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
AOL	$1,012	$1,219	$3,197	$3,930
Cable	4,340	4,001	12,798	11,866
Filmed Entertainment	2,881	3,178	8,285	8,174
Networks	2,731	2,555	8,216	7,566
Publishing	1,118	1,199	3,339	3,500
Intersegment eliminations	(376)	(476)	(1,157)	(1,196)

Total Revenues	$11,706	$11,676	$34,678	$33,840

Adjusted Operating Income (Loss) before Depreciation and Amortization:
AOL	$398	$428	$1,153	$1,455
Cable	1,554	1,428	4,526	4,179
Filmed Entertainment(a)	381	359	857	865
Networks	1,008	830	2,826	2,513
Publishing	241	298	655	684
Corporate	(68)	(87)	(244)	(281)
Intersegment eliminations	19	(17)	18	(3)

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$3,533	$3,239	$9,791	$9,412

Operating Income (Loss):
AOL	$268	$295	$782	$1,739
Cable	788	681	2,162	1,971
Filmed Entertainment(a)	275	268	552	592
Networks	909	751	2,532	2,245
Publishing	162	251	473	545
Corporate	(80)	(97)	(277)	(314)
Securities litigation expenses, net	(5)	(2)	(13)	(169)
Intersegment eliminations	19	(17)	18	(3)

Total Operating Income (Loss)	$2,336	$2,130	$6,229	$6,606

(a)	Adjusted Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) for the three and nine months ended September 30, 2008, included net restructuring charges of $17 million and $130 million, respectively, related to involuntary employee terminations in connection with the operational reorganization of the New Line Cinema business.

Presented below is a discussion of Time Warner’s segments for the third quarter of 2008. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues decreased 17% ($207 million) to $1.0 billion, due to a 26% decline ($165 million) in Subscription revenues and a 6% decrease ($33 million) in Advertising revenues. The decline in Subscription revenues reflects mainly a decrease in domestic AOL brand subscribers, related primarily to AOL’s strategy to offer its e-mail and other products free of charge to Internet consumers. Driving the decrease in Advertising revenues were declines in display advertising on AOL Network sites and sales of advertising on third-party Internet sites, offset partially by an increase in paid-search advertising.
Adjusted Operating Income before Depreciation and Amortization declined 7% ($30 million) to $398 million, resulting from lower revenues and higher traffic acquisition costs ($21 million), offset partly by lower personnel and overhead costs as well as reduced marketing, network and other expenses.
Operating Income decreased 9% ($27 million) to $268 million, due primarily to lower Adjusted Operating Income before Depreciation and Amortization.
Key Operating Metrics
During the quarter, AOL had 110 million average monthly domestic unique visitors and 54 billion domestic page views, according to comScore Media Metrix, which translates into 165 average monthly domestic page views per unique visitor.
As of September 30, 2008, the AOL service had 7.5 million U.S. access subscribers, a decline of 634,000 from the prior quarter and 2.6 million from the year-ago quarter, reflecting subscriber losses due partially to AOL’s strategy to prioritize its advertising business.
CABLE (Time Warner Cable)
Revenues increased 8% ($339 million) to $4.3 billion. Subscription revenues grew 9% ($336 million) to $4.1 billion. Video revenues rose 4% ($109 million) to $2.6 billion, driven by continued growth in digital video services and video price increases. High-speed data revenues increased 12% ($114 million) to $1.1 billion, as a result of continued high-speed data subscriber growth. Voice revenues were up 37% ($113 million) to $421 million, reflecting growth in Digital Phone subscribers. Advertising revenues grew 1% ($3 million) to $224 million.
Operating Income before Depreciation and Amortization rose 9% ($126 million) to $1.6 billion, benefiting from revenue growth, offset partially by higher employee, video programming and voice costs. Employee costs grew, resulting primarily from headcount and salary increases. Video programming expenses rose 8% ($68 million) to $949 million, due to contractual rate increases and a higher percentage of basic video subscribers who also subscribe to expanded tiers of video services. Voice costs climbed 25% ($29 million), reflecting primarily growth in Digital Phone subscribers. Operating Income before Depreciation and Amortization also included a $13 million benefit due to changes in estimates of previously established casualty insurance accruals and a $10 million negative impact as a result of service outages and damage to plant infrastructure caused by Hurricane Ike. Additionally, the current year period included restructuring expenses of $8 million, compared to merger-related and restructuring expenses of $4 million in the prior year period.
Operating Income was up 16% ($107 million) to $788 million, due to higher Operating Income before Depreciation and Amortization, offset in part by increased depreciation expense ($17 million).

Key Operating Metrics
Revenue generating units (“RGUs”) totaled 34.2 million at September 30, 2008 – reflecting net additions of 522,000, the 14th consecutive quarter of RGU growth exceeding 500,000.  Customer relationships were 14.7 million, and Triple play subscribers approached 3.0 million (or 20% of total customer relationships), benefiting from 168,000 net additions during the third quarter.
Selected Subscriber Data

			Net
			Additions
	9/30/08	6/30/08	(Declines)
	(in thousands)
Subscriber Data:
Revenue generating units(a)	34,151	33,629	522
Customer relationships(b)	14,750	14,737	13

Double play subscribers(c)	4,811	4,760	51
Triple play subscribers(d)	2,992	2,824	168
Bundled subscribers(e)	7,803	7,584	219

Homes passed(f)	26,830	26,726	104
Basic video subscribers(g)	13,266	13,297	(31)
Digital video subscribers(h)	8,607	8,483	124
Residential high-speed data subscribers(i)	8,339	8,125	214
Commercial high-speed data subscribers(i)	295	287	8
Residential Digital Phone subscribers(j)	3,621	3,421	200
Commercial Digital Phone subscribers(j)	23	16	7

(a)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice subscribers.

(b)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(c)	Double play subscriber numbers reflect customers who subscribe to two of Time Warner Cable’s primary services (video, high-speed data and voice).

(d)	Triple play subscriber numbers reflect customers who subscribe to all three of Time Warner Cable’s primary services (video, high-speed data and voice).

(e)	Bundled subscriber numbers reflect customers who subscribe to two or more of Time Warner Cable’s primary services.

(f)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by Time Warner Cable’s cable systems without further extending the transmission lines.

(g)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.

(h)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital transmissions.

(i)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by Time Warner Cable.

(j)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.
FILMED ENTERTAINMENT (Warner Bros. Entertainment)
Revenues declined 9% ($297 million) to $2.9 billion, as the standout theatrical performance of The Dark Knight and the home video release of Sex and the City: The Movie faced difficult comparisons to the prior year quarter’s theatrical releases of Harry Potter and the Order of the Phoenix, Rush Hour 3 and Hairspray and the home video release of 300. Another driver of the decrease was lower television licensing fees, due mainly to the prior year quarter’s initial off-network availability of Two and a Half Men and Cold Case. These declines were offset partially by growth in interactive video games, due primarily to LEGO Indiana Jones and LEGO Batman.
Operating Income before Depreciation and Amortization rose 6% ($22 million) to $381 million, reflecting lower film valuation adjustments, reduced print and advertising expenses and lower overhead costs related to the operational reorganization of the New Line Cinema business, offset in part by the impact of lower revenues and higher restructuring costs ($17 million), which was also related largely to the operational reorganization of the New Line Cinema business.
Operating Income increased 3% ($7 million) to $275 million, due primarily to an increase in Operating Income before Depreciation and Amortization, offset partly by higher amortization expenses ($10 million).
NETWORKS (Turner Broadcasting & HBO)
Revenues climbed 7% ($176 million) to $2.7 billion, with growth of 10% ($156 million) in Subscription revenues and 9% ($63 million) in Advertising revenues, offset partially by a 17% decline ($46 million) in Content revenues. Subscription revenues benefited mainly from higher rates at both Turner and HBO and, to a lesser extent, more subscribers for Turner’s networks, as well as the impact of international expansion. Driving the increase in Advertising revenues were Turner’s domestic networks, reflecting largely higher CPMs (advertising rates per thousand viewers) and audience delivery, as well as Turner’s international networks, reflecting primarily an increase in the number of units sold. The decrease in Content revenues was due to lower ancillary sales of HBO’s original programming, as well as lower syndication revenues associated with HBO’s Everybody Loves Raymond.
Adjusted Operating Income before Depreciation and Amortization grew 21% ($178 million) to $1.0 billion, fueled largely by increased revenues and lower programming expenses, offset in part by higher marketing and election-related newsgathering expenses. Programming expenses declined 4% to $854 million, due primarily to lower original programming costs at HBO and Turner and a decrease in sports programming costs at Turner, offset partially by higher programming costs associated with international expansion and higher licensed programming costs at both HBO and Turner.
Operating Income rose 21% ($158 million) to $909 million, resulting mainly from the increase in Adjusted Operating Income before Depreciation and Amortization, offset partly by increased depreciation ($7 million) and amortization ($10 million) expenses.
PUBLISHING (Time Inc.)
Revenues decreased 7% ($81 million) to $1.1 billion, due to declines of 8% ($51 million) in Advertising revenues, 18% ($30 million) in Other revenues and 1% ($3 million) in Subscription revenues. The decrease in Advertising revenues reflected lower domestic print magazine revenues, offset in part by higher online revenues ($13 million), led by SI.com, People.com and CNNMoney.com. Other revenues decreased, due to lower sales at Synapse, Southern Living At Home and Oxmoor House, offset partly by the impact of the acquisition of QSP, Inc. in August 2008.
Adjusted Operating Income before Depreciation and Amortization declined 19% ($57 million) to $241 million, due primarily to the decreases in domestic print magazine Advertising revenues and Other revenues, offset partially by lower overhead expenses.
Operating Income decreased 35% ($89 million) to $162 million, resulting from a decline in Adjusted Operating Income before Depreciation and Amortization and a $30 million noncash asset impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008.
CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS
For the three months ended September 30, 2008, Income from Continuing Operations and Net Income were both $1.1 billion, or $0.30 per diluted common share. This compares to Income from Continuing Operations in the prior year quarter of $900 million, or $0.24 per diluted common share, and Net Income in the prior year quarter of $1.1 billion, or $0.29 per diluted common share.

Certain pretax items in the current year quarter affected comparability, including $55 million of direct transaction costs (e.g., legal and professional fees) and financing costs, related to the planned separation of Time Warner Cable from the Company, a $30 million noncash asset impairment at the Publishing segment related to a sub-lease with a tenant that filed for bankruptcy in September 2008 and the $30 million recognized by the Company as its share of a gain on the sale of a Central European documentary channel of an equity method investee.
Certain pretax items in the prior year quarter similarly affected comparability, including $14 million in other net investment gains and $12 million of tax benefits related mainly to the realization of tax attribute carryforwards.
In the aggregate, these items affecting comparability had the net effect of decreasing the current year quarter’s Income from Continuing Operations by $49 million (net of taxes), or $0.01 per diluted common share, and increasing the prior year quarter by $18 million (net of taxes), with no meaningful effect per diluted common share. Excluding such items, Income from Continuing Operations increased, reflecting growth in Adjusted Operating Income before Depreciation and Amortization and lower interest expense, offset partly by higher amortization expense. Excluding such items, Diluted Income per Common Share from Continuing Operations increased in the current year quarter compared to the prior year quarter, driven by the increase in Income from Continuing Operations, as well as a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase programs.
STOCK REPURCHASE PROGRAM UPDATE
From the announcement of the Company’s $5 billion stock repurchase program on August 1, 2007, through November 4, 2008, the Company repurchased approximately 154 million shares of common stock for approximately $2.8 billion. These amounts are unchanged from those reported in the Company’s second-quarter 2008 earnings release issued on August 6, 2008.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were primarily recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today regarding its updated 2008 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, November 5, 2008. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.
Information on Time Warner Cable’s Releases and Conference Call
Time Warner Cable issued separate releases today regarding its third-quarter 2008 results as well as its updated 2008 full-year business outlook.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, November 5, 2008. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, the planned separation of Time Warner Cable from the Company and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Monica Gould (212) 484-8206

# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets
Cash and equivalents	$4,355	$1,516
Receivables, less allowances of $1,942 and $2,410	5,894	7,296
Inventories	2,061	2,105
Prepaid expenses and other current assets	1,623	834
Deferred income taxes	759	700

Total current assets	14,692	12,451
Noncurrent inventories and film costs	5,376	5,304
Investments, including available-for-sale securities	1,907	1,963
Property, plant and equipment, net	18,270	18,048
Intangible assets subject to amortization, net	4,939	5,167
Intangible assets not subject to amortization	47,181	47,220
Goodwill	42,450	41,749
Other assets	1,913	1,928

Total assets	$136,728	$133,830

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,179	$1,470
Participations payable	2,807	2,547
Royalties and programming costs payable	1,303	1,253
Deferred revenue	1,247	1,178
Debt due within one year	125	126
Other current liabilities	5,306	5,611
Current liabilities of discontinued operations	3	8

Total current liabilities	11,970	12,193
Long-term debt	37,867	37,004
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	14,884	13,736
Deferred revenue	275	522
Other liabilities	6,972	7,217
Minority interests	4,524	4,322

Shareholders’ equity
Time Warner common stock, $0.01 par value, 4.890 and 4.877 billion shares issued and 3.587 and 3.593 billion shares outstanding	49	49
Paid-in-capital	172,609	172,443
Treasury stock, at cost (1.303 and 1.284 billion shares)	(25,836)	(25,526)
Accumulated other comprehensive income (loss), net	(249)	149
Accumulated deficit	(86,637)	(88,579)

Total shareholders’ equity	59,936	58,536

Total liabilities and shareholders’ equity	$136,728	$133,830

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
Revenues:
Subscription	$6,490	$6,170	$19,312	$18,638
Advertising	2,078	2,095	6,413	6,295
Content	2,906	3,141	8,277	8,163
Other	232	270	676	744

Total revenues	11,706	11,676	34,678	33,840
Costs of revenues	(6,664)	(6,961)	(20,197)	(19,874)
Selling, general and administrative	(2,425)	(2,407)	(7,369)	(7,213)
Amortization of intangible assets	(206)	(167)	(583)	(502)
Amounts related to securities litigation and government investigations	(5)	(2)	(13)	(169)
Merger-related, restructuring and shutdown costs	(28)	(12)	(182)	(113)
Asset impairments	(39)	(1)	(102)	(36)
Gain (loss) on disposal of assets, net	(3)	4	(3)	673

Operating income	2,336	2,130	6,229	6,606
Interest expense, net	(550)	(589)	(1,646)	(1,714)
Other income (loss), net	31	(2)	(22)	231
Minority interest expense, net	(96)	(84)	(266)	(305)

Income from continuing operations before income taxes	1,721	1,455	4,295	4,818
Income tax provision	(655)	(555)	(1,663)	(1,786)

Income from continuing operations	1,066	900	2,632	3,032
Discontinued operations, net of tax	1	186	(2)	324

Net income	$1,067	$1,086	$2,630	$3,356

Basic income per common share from continuing operations	$0.30	$0.24	$0.73	$0.81
Discontinued operations	—	0.06	—	0.08

Basic net income per common share	$0.30	$0.30	$0.73	$0.89

Diluted income per common share from continuing operations	$0.30	$0.24	$0.73	$0.80
Discontinued operations	—	0.05	—	0.08

Diluted net income per common share	$0.30	$0.29	$0.73	$0.88

Average basic common shares outstanding	3,584.4	3,673.7	3,581.1	3,756.6

Average diluted common shares outstanding	3,606.1	3,714.3	3,602.7	3,803.8

Cash dividends declared per share of common stock	$0.0625	$0.0625	$0.1875	$0.1725

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Months Ended September 30,
(Unaudited, millions)

	2008	2007
OPERATIONS
Net income(a)	$2,630	$3,356
Adjustments for noncash and nonoperating items:
Depreciation and amortization	3,444	3,274
Amortization of film and television costs	4,331	4,497
Asset impairments	102	36
(Gain) loss on investments and other assets, net	18	(971)
Equity in losses of investee companies, net of cash distributions	23	53
Equity-based compensation	232	230
Minority interests	266	305
Deferred income taxes	743	1,406
Amounts related to securities litigation and government investigations	—	(750)
Changes in operating assets and liabilities, net of acquisitions	(3,686)	(4,989)
Adjustments relating to discontinued operations(a)	(9)	(291)

Cash provided by operations(b)	8,094	6,156

INVESTING ACTIVITIES
Investments in available-for-sale securities	(17)	(93)
Investments and acquisitions, net of cash acquired	(2,227)	(659)
Investment in a wireless joint venture	(3)	(30)
Investment activities of discontinued operations	—	(26)
Capital expenditures and product development costs	(3,137)	(3,100)
Investment proceeds from available-for-sale securities	15	33
Other investment proceeds	257	1,806

Cash used by investing activities	(5,112)	(2,069)

FINANCING ACTIVITIES
Borrowings	30,922	12,728
Debt repayments	(30,049)	(10,551)
Proceeds from exercise of stock options	125	484
Excess tax benefit on stock options	3	74
Principal payments on capital leases	(31)	(45)
Repurchases of common stock	(332)	(5,714)
Dividends paid	(675)	(645)
Other financing activities	(106)	(94)

Cash used by financing activities	(143)	(3,763)

INCREASE IN CASH AND EQUIVALENTS	2,839	324
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,516	1,549

CASH AND EQUIVALENTS AT END OF PERIOD	$4,355	$1,873

(a)	The nine months ended September 30, 2008 and September 30, 2007 include net income (loss) from discontinued operations of $(2) million and $324 million, respectively. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $(11) million and $33 million for the nine months ended September 30, 2008 and 2007, respectively.

(b)	The nine months ended September 30, 2007 includes approximately $2 million of cash related to changing the fiscal year end of certain international operations from November 30 to December 31.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION
(Unaudited, millions)
Three Months Ended September 30, 2008

	Adjusted
	Operating		Amounts		Operating
	Income/(Loss)		Related To		Income/(Loss)
	Before		Securities		Before
	Depreciation		Litigation &	Gains/(Losses)	Depreciation
	And	Asset	Government	From	And
	Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$398	$(9)	$—	$—	$389
Cable	1,554	—	—	—	1,554
Filmed Entertainment	381	—	—	—	381
Networks(b)	1,008	—	—	(3)	1,005
Publishing(c)	241	(30)	—	—	211
Corporate(d)	(68)	—	(5)	—	(73)
Intersegment elimination	19	—	—	—	19

Total	$3,533	$(39)	$(5)	$(3)	$3,486

Three Months Ended September 30, 2007

	Adjusted
	Operating		Amounts		Operating
	Income/(Loss)		Related To		Income/(Loss)
	Before		Securities		Before
	Depreciation		Litigation &	Gains/(Losses)	Depreciation
	And	Asset	Government	From	And
	Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$428	$(1)	$—	$(2)	$425
Cable	1,428	—	—	—	1,428
Filmed Entertainment	359	—	—	—	359
Networks	830	—	—	—	830
Publishing(c)	298	—	—	6	304
Corporate(d)	(87)	—	(2)	—	(89)
Intersegment elimination	(17)	—	—	—	(17)

Total	$3,239	$(1)	$(2)	$4	$3,240

(a)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization includes a $9 million noncash impairment of an office building. For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $2 million reduction to the gain on the sale of AOL’s German access business and an additional noncash asset impairment of $1 million.

(b)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization includes a $3 million loss on the sale of GameTap, an on-line video game business.

(c)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization includes a $30 million noncash asset impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008. For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.

(d)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization includes $5 million in net expenses related to securities litigation and government investigations. For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization includes $2 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION
(Unaudited, millions)
Nine Months Ended September 30, 2008

	Adjusted
	Operating		Amounts		Operating
	Income/(Loss)		Related To		Income/(Loss)
	Before		Securities		Before
	Depreciation		Litigation &	Gains/(Losses)	Depreciation
	And	Asset	Government	From	And
	Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$1,153	$(9)	$—	$—	$1,144
Cable(b)	4,526	(45)	—	—	4,481
Filmed Entertainment	857	—	—	—	857
Networks(c)	2,826	(18)	—	(3)	2,805
Publishing(d)	655	(30)	—	—	625
Corporate(e)	(244)	—	(13)	—	(257)
Intersegment elimination	18	—	—	—	18

Total	$9,791	$(102)	$(13)	$(3)	$9,673

Nine Months Ended September 30, 2007

	Adjusted
	Operating		Amounts		Operating
	Income/(Loss)		Related To		Income/(Loss)
	Before		Securities		Before
	Depreciation		Litigation &	Gains/(Losses)	Depreciation
	And	Asset	Government	From	And
	Amortization	Impairments	Investigations	Asset Disposals	Amortization
AOL(a)	$1,455	$(2)	$—	$667	$2,120
Cable	4,179	—	—	—	4,179
Filmed Entertainment	865	—	—	—	865
Networks(c)	2,513	(34)	—	—	2,479
Publishing(d)	684	—	—	6	690
Corporate(e)	(281)	—	(169)	—	(450)
Intersegment elimination	(3)	—	—	—	(3)

Total	$9,412	$(36)	$(169)	$673	$9,880

(a)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization includes a $9 million noncash impairment of an office building. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes an approximately $668 million net pretax gain on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business and a noncash asset impairment of $2 million.

(b)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization includes a $45 million noncash impairment of certain non-core cable systems held for sale.

(c)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization includes an $18 million noncash impairment of GameTap, an on-line video game business, as well as a $3 million loss on the sale of GameTap. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash impairment of the Court TV tradename as a result of rebranding the network’s name to truTV, effective January 1, 2008.

(d)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization includes a $30 million noncash asset impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.

(e)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization includes $13 million in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization includes $153 million in legal reserves related to securities litigation and $16 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended September 30, 2008

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$389	$(76)	$(45)	$268
Cable	1,554	(700)	(66)	788
Filmed Entertainment	381	(42)	(64)	275
Networks(b)	1,005	(82)	(14)	909
Publishing(c)	211	(32)	(17)	162
Corporate(d)	(73)	(12)	—	(85)
Intersegment elimination	19	—	—	19

Total	$3,486	$(944)	$(206)	$2,336

Three Months Ended September 30, 2007

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$425	$(103)	$(27)	$295
Cable	1,428	(683)	(64)	681
Filmed Entertainment	359	(37)	(54)	268
Networks	830	(75)	(4)	751
Publishing(c)	304	(35)	(18)	251
Corporate(d)	(89)	(10)	—	(99)
Intersegment elimination	(17)	—	—	(17)

Total	$3,240	$(943)	$(167)	$2,130

(a)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include a $9 million noncash impairment of an office building. For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $2 million reduction to the gain on the sale of AOL’s German access business and an additional noncash asset impairment of $1 million.

(b)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include a $3 million loss on the sale of GameTap, an on-line video game business.

(c)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include a $30 million noncash asset impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008. For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $6 million gain on the sale of four non-strategic magazine titles.

(d)	For the three months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include $5 million in net expenses related to securities litigation and government investigations. For the three months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include $2 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Nine Months Ended September 30, 2008

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,144	$(238)	$(124)	$782
Cable(b)	4,481	(2,123)	(196)	2,162
Filmed Entertainment	857	(126)	(179)	552
Networks(c)	2,805	(241)	(32)	2,532
Publishing(d)	625	(100)	(52)	473
Corporate(e)	(257)	(33)	—	(290)
Intersegment elimination	18	—	—	18

Total	$9,673	$(2,861)	$(583)	$6,229

Nine Months Ended September 30, 2007

	Operating
	Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$2,120	$(312)	$(69)	$1,739
Cable	4,179	(2,001)	(207)	1,971
Filmed Entertainment	865	(112)	(161)	592
Networks(c)	2,479	(222)	(12)	2,245
Publishing(d)	690	(92)	(53)	545
Corporate(e)	(450)	(33)	—	(483)
Intersegment elimination	(3)	—	—	(3)

Total	$9,880	$(2,772)	$(502)	$6,606

(a)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include a $9 million noncash impairment of an office building. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include an approximately $668 million net pretax gain on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business and a noncash asset impairment of $2 million.

(b)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include a $45 million noncash impairment of certain non-core cable systems held for sale.

(c)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include an $18 million noncash impairment of GameTap, an on-line video game business, as well as a $3 million loss on the sale of GameTap. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $34 million noncash impairment of the Court TV tradename as a result of rebranding the network’s name to truTV, effective January 1, 2008.

(d)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include a $30 million noncash asset impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $6 million gain on the sale of four non-strategic magazine titles.

(e)	For the nine months ended September 30, 2008, Operating Income before Depreciation and Amortization and Operating Income include $13 million in net expenses related to securities litigation and government investigations. For the nine months ended September 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include $153 million in legal reserves related to securities litigation and $16 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
Cash provided by operations	$3,162	$3,037	$8,094	$6,156
Less cash provided by discontinued operations:
Net income	(1)	(186)	2	(324)
Other changes	—	208	9	291

Cash provided by continuing operations	3,161	3,059	8,105	6,123
Add payments related to securities litigation and government investigations	5	9	13	919
Add excess tax benefits on stock options	—	16	3	74
Less capital expenditures and product development costs	(1,088)	(1,113)	(3,137)	(3,100)
Less principal payments on capital leases	(11)	(13)	(31)	(45)

Free Cash Flow(a)	$2,067	$1,958	$4,953	$3,971

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.